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                                                                 Exhibit 99.B5.2


                        AMENDMENT TO MANAGEMENT AGREEMENT

         Amendment dated January 1, 1999 to the Management Agreement dated February 15, 1994 (the "Agreement") between Johnson Mutual Funds Trust (the "Trust"), on behalf of the Johnson Opportunity Fund and the Johnson Municipal Income Fund (the "Funds"), and Johnson Investment Counsel, Inc. (the "Adviser").

                                    RECITALS

         A. The Agreement authorizes the payment of a monthly management fee equal to an annual rate of 1.30% of the Johnson Opportunity Fund's average value of its daily net assets and 1.15% of the Johnson Municipal Income Fund's average value of its daily net assets.

         B. At various times since the inception of the Funds, the Adviser has voluntarily waived a portion of its fees.

         C. The Adviser desires to make a permanent reduction of its fees and to further reduce its fees on temporary basis, and the Trust has agreed to accept such reductions.

         NOW THEREFORE, it is agreed that:

         1. Effective immediately, the first paragraph of Section 3 of the Agreement is replaced in its entirety with the following:

         For all services to be rendered and payments to be made as provided in the
         Agreement, as of the last day of each month, the Johnson Opportunity Fund and the Johnson Municipal Income Fund will each pay you a fee at an annual rate of 1.00% of the average value of its daily net assets.

         2. Effective immediately and until April 30, 2000, the Adviser shall reduce its fee for the Johnson Opportunity Fund by 0.05%, resulting in a fee at the annual rate of 0.95% of the Fund's average value of its daily net assets and shall reduce its fee for the Johnson Municipal Income Fund by 0.35%, resulting in a fee at the annual rate of 0.65% of the Fund's average value of its daily net assets.

         3. The Agreement is unchanged in all other respects.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their officers designated below, all as of the date first written above.

Attest:                                              JOHNSON MUTUAL FUNDS
TRUST

By: /s/
   ---------------------------
                By: /s/                             David C. Tedford,
                   ---------------------------------
         Secretary                       Timothy E. Johnson, President

                                  Accepted by:
                                  ------------

Attest:                           JOHNSON INVESTMENT COUNSEL, INC.

By: /s/                           By: /s/
   -----------------------------     ----------------------------------------
    Janet Johnson, Secretary                  Timothy E. Johnson, President